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                                                                   Exhibit 99(a)

                          CLEVELAND-CLIFFS INC COMMENTS
                         ON RESTRUCTURING OF STELCO INC.

         Cleveland, OH - January 30, 2004 - Cleveland-Cliffs Inc (NYSE:CLF), commented today on Stelco's Order for Protection under the Companies' Creditors Arrangement Act in Ontario, Canada. Stelco is an equity participant in three mines managed by Cliffs. Stelco has a 44.6 percent ownership in Wabush Mines, which has facilities in Newfoundland and Quebec, Canada. U.S. subsidiaries of Stelco (which are not believed to have filed for bankruptcy protection) own 14.7 percent of Hibbing Taconite Company-Joint Venture and 15 percent of Tilden Mining Company L.C.

         As of the time of the Order, Cliffs had no trade receivables with Stelco, and Stelco was current on its cash funding obligations at all three of the mines named above. It would be premature to speculate on Stelco's actions subsequent to obtaining the Order.

         John S. Brinzo, Cliffs' chairman and chief executive officer, said, Cliffs has a long and valued relationship with Stelco which we expect to continue. We are optimistic that Stelco will restructure and emerge a stronger, more competitive steel company.

         Cleveland-Cliffs, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America, and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

                                                               * * * * *

         References in this news release to the "Company" include subsidiaries and affiliates as appropriate in the context.

         This news release contains predictive statements with respect to the Stelco bankruptcy that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.


Contacts:
Media:  (216) 694-4870
Financial Community:  (800) 214-0739 or (216) 694-5459
News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com


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